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                            MacDERMID, INCORPORATED


                           1995 EQUITY INCENTIVE PLAN

                             Restricted Stock Award
                             ----------------------



     This Restricted Stock Award is made as of the _____ day of ______________, 1995 by MacDermid, Incorporated, a Connecticut corporation (the "Company") to _______________________________________ (the "Participant") pursuant to the provisions of the MacDermid, Incorporated 1995 Equity Incentive Plan (as amended from time to time, the "Plan").

     The Participant hereby accepts the Restricted Stock Award made hereby subject to the provisions of the Plan and the provisions hereof, including, without limitation, the following material, terms and conditions:

     1. Subject to the terms and conditions set forth herein and in the Plan, a copy of which is attached to this Restricted Stock Award as Exhibit A and incorporated herein, the Company hereby awards to the Participant the right to acquire _____________________ shares of Restricted Stock of the Company (the "Shares") at a total aggregate price of $_______________. Such Award consists of _________ Shares awarded pursuant to the provisions of Section 5(b)(i) of the Plan and _____________ Shares awarded pursuant to the provisions of Section 5(b)(ii) of the Plan.

     2. Except as otherwise provided in the Plan, the Shares awarded hereby may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, except to the Company (if the Company agrees to purchase the Shares) for an amount equal to the price paid for the Shares, for a period of four (4) years from the date of issuance of the Shares pursuant to this Award.

     3.(a) If the employment of the Participant is terminated for any reason other than death, retirement in accordance with the Company's qualified pension plan at or after attainment of age sixty (60), permanent disability or involuntary termination without cause, while the Shares are subject to the restrictions described in Paragraph 2 above, the Participant shall be required to sell the Shares to the Company for the price paid therefor by the Participant, and all rights of the Participant with respect to the Shares shall be immediately cancelled, unless the Company declines in writing to purchase the Shares.

     (b) If the employment of the Participant is terminated for retirement in accordance with the Company's qualified pension plan at or after attainment of age sixty (60), and the Committee, at any time while the Shares are subject to the restrictions described in Paragraph 2 above determines that the Participant, either before or after termination of the Participant's employment by the Company, has committed an act of misconduct for which the Participant could have been discharged
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for cause by the Company, or has engaged, directly or indirectly, in competition with the Company within the meaning of the Plan, the Participant shall be required to sell the Shares to the Company for the price paid therefor by the Participant, and all rights of the Participant with respect to the Shares shall be immediately cancelled, unless the Company declines in writing to purchase the Shares.

     (c) If the employment of the Participant is terminated due to involuntary termination without cause while the Shares are subject to the restrictions described in Paragraph 2 above, the restrictions on the Shares shall be deemed to have lapsed in annual installments as follows: twenty-five (25) percent on the first anniversary of the date of award of the Shares and twenty-five (25) percent on each of the next three anniversaries of such date (reduced in the event of any resulting fraction to the next lowest whole number).

     (d) If the employment of the Participant is terminated due to death or permanent disability while the Shares are subject to the restrictions described in Paragraph 2 above, the restrictions on the Shares shall lapse as of the date of such event, and the Participant (or his or her estate) shall be free to dispose of the Shares without further restriction.

     4. The Participant's rights in regard to the Shares awarded pursuant hereto are defined in and subject to the provisions of the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.

     5. Neither the Plan nor this Award, nor any other action taken pursuant to the Plan or this Award, shall constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will retain the Participant in its employ for any period of time or at any particular rate of compensation.

     6. The Participant's right to acquire the Shares pursuant to this Restricted Stock Award shall terminate and be of no further force or effect if not accepted by the Participant by signing a duplicate copy of the Award and returning it to the Company (Attention: ______________________) within ten (10) days of the date first set forth above, accompanied by payment in full of the specified purchase price, if any, of the Shares by certified or bank check.

     7. Notwithstanding any provision of the Plan or this Award, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934 and any successor provision, any Shares awarded hereunder to a person subject to Section 16 of said Act may not be sold for at least six months after acquisition.

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          THIS AWARD IS NOT ASSIGNABLE OR TRANSFERRABLE OTHER THAN BY WILL OR
THE LAWS OF DESCENT AND DISTRIBUTION. THIS AWARD SHALL NOT BE EXERCISABLE UNLESS EITHER (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WITH RESPECT TO THE AWARD AND THE SHARES HAS BECOME, AND CONTINUES TO BE, EFFECTIVE, OR (B) THE SHARES ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

     Dated and effective as of the date first set forth above.

                                 MACDERMID, INCORPORATED



                                 By:___________________________________
                                     Its:



     The foregoing Award is accepted on the terms and conditions set forth in the MacDermid, Incorporated 1995 Equity Incentive Plan, as amended, a copy of which is annexed hereto as Exhibit A.


Dated:  _______________________      ___________________________________
                                     Participant

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